Exhibit 99.1

Archipelago Holdings Inc. to Acquire the Pacific Exchange

— Deal Will Create First Fully-Electronic Consolidated Equity and Options Exchange;
Will Significantly Diversify Archipelago’s Business —

CHICAGO AND SAN FRANCISCO, January 3, 2005 /PRNewswire — Archipelago Holdings, Inc. (PCX: AX), the parent company of the Archipelago Exchange (ArcaEx), today announced that the company has entered into a definitive agreement to acquire PCX Holdings, Inc., parent company of the Pacific Exchange (PCX) and PCX Equities, Inc.  Upon closing, ArcaEx will be the first exchange to bring together the all-electronic trading of equity securities and options products thereby expanding and diversifying Archipelago’s business lines.

In addition to the options business, Archipelago Holdings would also acquire the self-regulatory organization (SRO) of the PCX, as well as its 20 percent ownership interest in the Options Clearing Corporation (OCC).  Today ArcaEx operates as the exclusive equity trading facility of the PCX.  Upon completion of the merger, PCX Holdings, PCX and PCX Equities will operate as wholly-owned subsidiaries of Archipelago Holdings.

Jerry Putnam, Chairman and CEO of Archipelago, commented, “We believe today’s announcement is a win for all involved and a natural extension of the relationship we entered with the PCX in 2000. Through this acquisition, Archipelago accelerates its entry into the fast growing options market and diversifies its business.  And most importantly, we believe investors will benefit from a fully electronic, multi-product exchange for trading equities and options.”

Putnam added, “We have seen the growing demand for electronic options marketplaces and are confident that our history of innovation, and the integration of options trading alongside the equities business, can bring new, differentiated opportunities to our clients – and, as such, opportunities to Archipelago.  This is the right time for Archipelago to make a major impact on an options marketplace that is rapidly changing in both technology and market structure.”

Philip D. DeFeo, Chairman and CEO of PCX Holdings and the Pacific Exchange commented, “Our relationship with Archipelago has been rewarding since day one.  This is a very promising proposal for our shareholders as well as our customers and public investors.  We expect the options market of the Pacific Exchange to begin benefiting quickly from Archipelago’s capital resources and broader customer base, and we will begin planning the transition to full integration so that we are able to move quickly once necessary conditions to closing are satisfied. We believe that Archipelago’s thinking on market structure is clearly aligned with ours, and expect no changes in our options market structure in the immediate future.   We expect that Archipelago’s strong relationships within the trading community and proven technical prowess will accelerate the ultimate development of an all-electronic, floor-independent options marketplace.”

Archipelago will leverage and build upon the Pacific Exchange’s move toward a fully electronic marketplace through its new trading system, PCX Plus. Archipelago believes that synergies between its equities and options business will provide the company with one of the lowest cost structures in the industry.

PCX Holdings shareholders will receive approximately $50.69 million in exchange for their shares of PCX Holdings, or approximately $83.74 per share, subject to possible adjustments.  Archipelago will pay the purchase price to PCX Holdings shareholders by issuing 20% of the purchase price in registered shares of Archipelago common stock (which represents $10.14 million) and the remaining 80% in cash (which represents $40.55 million), thereby giving PCX Holdings shareowners a stake in the future success of Archipelago

Media and Investor Call and Webcast

Archipelago will hold a conference call for the media, analysts and investors at 10:00 a.m. est on January 4, 2005.  The dial-in for the conference call is 888-396-2384 (domestic) or 617.847.8711 (international) conference passcode is 90599547 or listen to a webcast at: www.arcaex.com.

A telephone replay will be available beginning at approximately 12.00 pm ET on January 4, 2005. The replay number is 888.286.8010(domestic) or 617.801.6888 (international) access passcode is 99833235.  A replay of the event also will be available at www.arcaex.com.

About Archipelago

Archipelago Holdings Inc. (PCX: AX) operates the Archipelago Exchange (ArcaEx®), the first open all-electronic stock market in the United States. ArcaEx trades Nasdaq-listed equity securities and exchange listed equity securities, including those traded on the New York Stock Exchange®, American Stock Exchange® and Pacific Exchange®. ArcaEx offers corporate issuers and investors the advantages of meeting directly, without intermediaries, within a fully electronic and totally transparent environment. ArcaEx is a facility of, and regulated by, the Pacific Exchange, a registered exchange. ArcaEx was approved by the Securities and Exchange Commission in October 2001 and began trading operations in March 2002. The Archipelago ECN, a precursor to ArcaEx, was one of the four original ECNs, formed in December 1996 with Townsend Analytics. For more information please visit http://www.arcaex.com.

About the Pacific Exchange

Founded in 1882, the Pacific Exchange ran equities trading floors in both Los Angeles and San Francisco (as well as its San Francisco options floor), at the time it first aligned with Archipelago, which was then operating as an ECN.  Archipelago gave the Pacific Exchange $40 million cash and a 10.8 percent equity stake in Archipelago Holdings to become a regulated facility of the Pacific Exchange in 2000, effectively granting it status as an exchange.  The Pacific Exchange closed its equities floors and migrated stock trading to the Archipelago Exchange in 2002.  At its zenith, the Pacific Exchange traded 18 million shares a day on its two floors.  More than 500 million shares change hands each day on ArcaEx.  The Pacific Exchange trades options on more than 1,700 stocks.  PCX Plus, its new electronic trading system with an enhanced market structure began operating in October 2003.  More than 1,300 options issues are currently available on PCX Plus with the remaining issues scheduled to migrate off the Pacific Exchange legacy trading system by the end of February 2005. For more information, visit www.pacificex.com.

Important Merger Information

In connection with the proposed acquisition of PCX Holdings and its subsidiaries by Archipelago Holdings, the parties intend to file relevant materials with the SEC, including a registration statement on Form S-4.   Such documents, however, are not currently available.  INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain a free copy of the registration statement, as well as other filings containing information about Archipelago, PCX Holdings, the Pacific Exchange and PCX Equities without charge, at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC.  Copies of the registration statement can also be obtained, without charge, once they are filed with the SEC, by directing a request to Archipelago, Attention: Investor Relations, at 100 S. Wacker Drive, Suite 1800, Chicago, Illinois 60606 or calling (888) 514-7284, or by directing a request to the Shareholder Services Department of PCX Holdings at 115 Sansome Street, San Francisco, California 94104 or calling (415) 393-4114.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Archipelago’s current expectations and involve risks and uncertainties that could cause Archipelago’s actual results to differ materially from those set forth in the statements. There can be no assurance that such expectations will prove to be correct. Factors that could cause

Archipelago’s results to differ materially from current expectations include: general economic and business conditions, industry trends, competitive conditions, regulatory developments as well as other risks or factors identified in Archipelago’s Registration Statement on Form S-1, dated August 12, 2004, and Quarterly Report on Form 10-Q, dated November 9, 2004, each of which was filed with the SEC and is available on Archipelago’s website: http://www.archipelago.com.

Archipelago Contact:

Margaret Nagle

312-442-7083

Pacific Exchange Contact:

Dale Carlson

415-393-4198